Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q2 2020 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz - CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Second Quarter 2020 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator.

Good morning everyone and thank you for joining us. This call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com. Joining me today on the call to discuss the results are Michael Weil, Chief Executive Officer and Katie Kurtz, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earning release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Mike Weil. Mike?

Mike Weil

Thanks, Louisa. Good morning and thank you all for joining us today.

Last night, we reported second quarter results that highlight the strength and resiliency of our, primarily investment-grade and implied investment grade, necessity-based retail, net lease focused portfolio. During a quarter that was full of global disruption, we met these challenges head-on by proactively engaging with our tenants early in the pandemic and collecting over 84% of the cash rent due in the second quarter, while progressing important non-COVID-related objectives.

Many of you have inquired about the status of our upcoming debt maturity over the last year. We're excited to report that we have completed a transformational $715 million CMBS financing that extended our near term debt maturity while locking in a historically low interest rate. Through this transaction we completed the refinancing of our existing $497 million CMBS loan, which had two months remaining until maturity, and certain properties on the Company's credit facility borrowing base with a new, 5 year, CMBS loan. The interest rate on the new loan is fixed at 3.74%, 62 basis points lower than the rate on the prior CMBS loan. In completing this loan, we de-risked our portfolio by extending AFIN's weighted-average remaining debt term to 4.9 years from 3.3 years and pushed out 70% of our debt maturities until after 2024, providing further flexibility to our capital structure. As you can imagine, with over 400 site visits across the country in the depths of this pandemic, completing this financing was a herculean task undertaken by our team and the lender.

Turning to rent collection, our team has been working directly with tenants to navigate through this uncharted territory over the last few months, deepening relationships that will last far longer than the pandemic. Thanks to these efforts and the credit quality of our portfolio we collected 84% of the original cash rent due for the second quarter of 2020, including 94% of the original cash rent due in the Company’s single-tenant portfolio and 96% of the Cash Rent due from our top 20 tenants. For the month of July collection rates have continued to trend upward, as 88% of the original cash rent due for the month has been collected to date, including 96% in the single tenant portfolio and 72% in the multi-tenant portfolio as some of the initial rent deferral agreements ended on June 30 and those tenants are now back to paying 100% of their original rent. Our team engaged directly with tenants to create value for the Company by negotiating extensions in exchange for partial rent deferrals or credits. During the quarter, this initiative resulted in lease extensions with 12 tenants, which, on average, extended existing leases by 36 months, in exchange for only four months of rent deferrals or credits. The incremental net cash rent we expect to receive from this work totals almost $29.1 million. There were COVID-related legal expenses incurred this quarter, primarily related to lease deferrals and other tenant negotiations of approximately $1.6 million. The majority of these charges impacted AFFO, and we reported AFFO of $21.2 million or $0.20 per share in the second quarter, compared to $0.23 per share last quarter. In the third quarter and going forward, we expect not only a continued increase in rent collection as existing deferral agreements end and tenants resume paying rent in full, but also a decrease in legal fees incurred which should be in-line with previous quarters.

Year-over-year, we have grown our portfolio by over 140 properties and 1.2 million square feet, increasing annualized straight line rent by $22 million per year to $272.0 million. Occupancy has increased 90 basis points to 94.3% and our total real estate investment, at cost, is just under $4 billion. Due to our commitment to prudent underwriting, our high-quality portfolio is significantly leased to investment grade rated or implied investment grade rated tenants. Among our single-tenant assets, 63.3% of straight-line rent comes from investment grade and implied investment grade tenants including 80% of our top 10 tenants portfolio-wide.

We continue to grow the single-tenant segment of our portfolio as a percentage of rent. Annualized straight-line rent from multi-tenant retail tenants has decreased 400 basis points year over year to only 31% of our annualized straight-line rent and has decreased 800 basis points from the 39% of rent that came from multi-tenant retail at listing. AFIN's acquisition efforts continue to be, focused on single-tenant service and necessity retail assets that have long remaining lease terms and contractual rent increases. We closed on three such assets in the second quarter which, combined with our pipeline of definitive agreements in place, which totals 45 property acquisitions for $75.4 million at a weighted-average 8.7% cap rate, and over 15 years of weighted average remaining lease term. We are taking a prudent stance with our acquisition pipeline and are carefully determining appropriate risk adjusted cap rate targets for potential new acquisitions going forward.

Necessity focused retail makes up 71% of the 11.7 million square foot single-tenant portfolio, with the balance comprised of 15% distribution and 14% office properties. Occupancy across the single-tenant portfolio is over 99%, with a weighted-average remaining lease term of 10.8 years and 1.3% average annual rent escalators. There are very minimal near-term lease expirations in this portfolio, with only 10% of leases expiring within the next four years.

In the second quarter we continued our previously discussed Truist redeployment initiative, continuing to reduce our exposure to any one tenant through our acquisitions and dispositions. Today Truist (formerly SunTrust) makes up only 6.5% of our straight-line rent, down from 8.9% at the time of AFIN's listing in 2018. In the second quarter we sold four Truist bank branches for gross proceeds of $9.2 million. Additionally, after June 30, eight of the Truist branches we own became First Horizon Bank branches. First Horizon Bank is a strong, regional, investment grade rated operator with approximately 300 branches. Once complete, our exposure to Truist will be 6.2% of our portfolio straight-line rent as of June 30, down significantly from 8.9% at the time AFIN listed in 2018. As a reminder, since we began this initiative, we've sold 26 occupied Truist Bank assets at a weighted average cash Cap Rate of 5.6%, generating net proceeds of $49.8 million. Net proceeds from these sales were among the sources of funds for our robust acquisition program, where acquisitions have had a weighted-average cash cap rate of 7.2% since the start of 2018. During the same period, we increased our portfolio level weighted average lease term from 8.1 years to 8.9 years.

Our 33 property, 7.2 million square foot multi-tenant portfolio compliments our single tenant net lease portfolio in quality with an occupancy of 86.2% as of June 30, 2020, up 110 basis points from 85.1% in the second quarter of 2019. In our second quarter negotiations with tenants responding to the impacts of COVID, our lease modifications equated to $1.9 million of short-term rent deferral or credits in exchange for over $31.0 million of additional rent. In total, the net cash rent pickup related to these extensions was $29.1 million.

Katie will you take us through the rest of the second quarter financial results?

Katie Kurtz

Thanks Mike. Second quarter 2020 revenue was $74.9 million, a slight increase from $74.6 million in the first quarter 2020 and a decrease from the $79.1 million for the second quarter of 2019. The company's second quarter GAAP net loss attributable to common stockholders was $21.8 million compared to net loss of $9.2 million in the first quarter 2020 and a net income of $7.9 million in the second quarter of 2019. NOI was $62.4 million, a slight increase from the $62.3 million we recorded for first quarter. For the second quarter of 2020, our FFO attributable to common stockholders was $22.2 million, or $0.21 per share. Second quarter AFFO was $21.2 million or $0.20 per share, compared to first quarter AFFO of $0.23 per share. As Mike mentioned, net loss was impacted by $1.6 million in COVID-related legal expenses. Giving effect to the AFFO adjustment for COVID- related lease disputes outlined in our 10-Q, AFFO was impacted by $1.4 million of COVID-related legal expenses mainly associated with the negotiation and execution of near term rent deferrals and credits, which in some cases were in exchange for long term lease extensions. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q.

We ended the second quarter with net debt of $1.7 billion at a weighted-average interest rate of 3.8% and net leverage of 40.3%. The components of our net debt include $503.1 million drawn on our credit facility, $1.3 billion of outstanding secured debt and cash and cash equivalents of $136.7 million. At quarter’s end, interest rates on our mortgage debt were all fixed, leaving only the drawn amount on our credit facility as floating. Liquidity, which is measured as undrawn availability under our credit facility plus cash and cash equivalents, stood at $162.7 million, based on our June 30 cash balance and borrowing availability giving effect to the closing of our credit facility amendment and CMBS Loan on July 24.

Subsequent to quarter end, we entered into a financing transaction and borrowed $715 million in a commercial mortgage backed security financing. The CMBS Loan is interest-only at an interest rate of 3.74%, has a five-year term and is secured by 368 single-tenant properties. Of these, 223 properties were previously collateral for a loan that had less than two months of term remaining at the time we closed this new transaction and an effective interest rate of 4.36% as of June 30, 2020. All but one of the remaining properties were financed on AFIN’s corporate credit facility. At the closing of the CMBS Loan, an aggregate of $499 million of proceeds was used to repay the existing mortgage on the properties and the balance was used to repay amounts outstanding under the Company’s corporate credit facility. The completion of this financing extends AFIN's weighted-average debt maturity from 3.3 years to 4.9 years as of June 30, 2020.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Katie.

We have successfully navigated a challenging quarter by engaging with tenants and staying focused on value creation across our asset management, acquisitions, financing and legal departments. Through close coordination and collaboration with our tenants we were able to collect 84% of the cash rent payable in the quarter. July rent collection exceeded the second quarter rate, coming in at 88% including 96% in our single tenant portfolio and 72% in the multi-tenant portfolio, and we anticipate that this rate will continue to climb. Through the continued hard work and dedication of our team and our banking partners, we were able to complete a very large and complex financing transaction that de-risked our portfolio while giving us flexibility in the future to broaden our capital structure. The benefit of these efforts will continue to accrue in future quarters along with the continued outperformance of our investment-grade portfolio that is highly diversified both by tenant and geographically, with long remaining lease terms and annual rent increases in place. I am pleased with our accomplishments this quarter and look forward to answering any questions you might have about our results.

Operator, please open the line for questions.

Question-and-Answer Session